MONTHLY REPORT - MAY, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of May 31, 2012
                was $841.19, down 1.04% from $850.06 per unit
                             as of April 30, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (2,261.027 units) at         $   1,922,009.29      1,796,875.21
   April 30, 2012
Addition of 0.00 units on May 1,                         0.00        367,899.29
   2012
Redemption of 302.910 units on May 31,            (254,804.86)      (335,999.57)
   2012
Net Income (Loss)                                  (20,047.22)      (181,617.72)
                                              ----------------  ---------------
Ending Net Asset Value (1,958.117 units)     $   1,647,157.21      1,647,157.21
   at May 31, 2012                            ================  ===============

Net Asset Value per Unit at
   May 31, 2012                              $         841.19


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $      18,446.30       (28,505.18)
         closed contracts
      Change in unrealized gain (loss) on open      (9,453.10)       (2,023.10)
         contracts

   Interest income                                       0.00             3.04
                                               ---------------  ---------------
Total: Income                                        8,993.20       (30,525.24)

Expenses:
   Brokerage commissions                            16,016.74        79,835.00
   Operating expenses                                6,801.56        38,222.58
   Incentive fee                                         0.00             0.00
   Management fee                                    1,369.57         6,786.51
   Continuing service fee                                0.00             0.00
   Organizational & offering expenses                4,852.55        26,248.39
                                               ---------------  ---------------
Total: Expenses                                     29,040.42       151,092.48
                                               ===============  ===============
Net Income(Loss) - April, 2012                $    (20,047.22)     (181,617.72)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President